EXHIBIT 5.1

[Letterhead of Morris, Manning & Martin, LLP]

February 6, 2006

Firstwave Technologies, Inc.
5775 Glenridge Drive NE
Suite E400
Atlanta, Georgia 30328

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

This firm has acted as counsel for Firstwave Technologies, Inc., a Georgia corporation (the “Registrant”), in connection with the registration under the Securities Act pursuant to a Registration Statement on Form S-8 filed today (the “Registration Statement”) of 300,000 shares of the Registrant’s common stock, no par value (the “Shares”), issuable pursuant to the Firstwave Technologies, Inc. 2005 Stock Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 8(a) of Form S-8 in connection with the Registration Statement.

For purposes of this opinion letter, we have only examined copies of the following documents:

1.	The Registration Statement;

2.	A copy of the Plan and all amendments thereto as certified as of the date hereof by certain officers of the Registrant as being complete, accurate and in effect;

3.
The Amended and Restated Articles of Incorporation of the Registrant, as amended, as certified by the Secretary of State of the State of Georgia on November 22, 2005 and as certified on the date hereof by certain officers of the Registrant as being complete, accurate and in effect;

4.	The Amended and Restated Bylaws of the Registrant, as amended, as certified on the date hereof by certain officers of the Registrant as being complete, accurate and in effect;

5.
Resolutions of the Board of Directors of the Registrant adopted by unanimous written consent on December 16, 2005 and adopted by unanimous written consent on January 5, 2006, as certified by certain officers of the Registrant on the date hereof as being complete, accurate and in effect;

6.
Resolutions of the Shareholders of the Registrant adopted at a meeting held on May 31, 2005 as certified by certain officers of the Registrant on the date hereof as being complete, accurate and in effect; and

7.	A certificate of certain officers of the Registrant, dated as of the date hereof, as to certain facts relating to the Registrant.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of public officials, governmental agencies and departments, and corporate officials. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the corporate laws of the State of Georgia. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued and delivered pursuant to the Plan and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable under the laws of the State of Georgia.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours, MORRIS, MANNING & MARTIN, LLP /s/ Morris, Manning & Martin, LLP